EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-3 No. 333-253773) of Arrow Electronics, Inc. and related prospectus,
2.	Registration Statement (Form S-8 No. 333-207660) of Arrow Electronics, Inc., and
3.	Registration Statement (Form S-8 No. 333-232934) of Arrow Electronics Inc.

of our reports dated February 13, 2024, with respect to the consolidated financial statements and schedule of Arrow Electronics, Inc. and the effectiveness of internal control over financial reporting of Arrow Electronics, Inc. included in this Annual Report (Form 10-K) of Arrow Electronics, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Denver, Colorado

February 13, 2024